Exhibit 10.9

CODE SECTION 409A AMENDMENT

TO

OFFER LETTER

THIS CODE SECTION 409A AMENDMENT (the “Amendment”) is made this 31st day of December, 2008 by and between RadiSys Corporation, an Oregon corporation (the “Company”), and Christian Lepiane (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an offer letter, dated August 15, 2003 (the “Offer Letter”); and

WHEREAS, amendment of the Offer Letter for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder now is considered desirable;

NOW, THEREFORE, in consideration of the Executive’s performance, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, effective as of the date first above written to amend the Offer Letter in the following particulars:

1. By substituting the following for the fourth paragraph on page 3 of the Offer Letter:

“In the case of an involuntary separation other than for cause, you will be provided with a contingency severance package of six months of base salary compensation (the ‘Severance Payment’) and the Company will cover the cost of COBRA for a six month period after separation. Payment of your severance package will be contingent upon your signing a release agreement within 21 days (or, if required by applicable law, 45 days) from the last day of your active employment. You shall forfeit your severance package in the event that you fail to execute and deliver a release agreement to the Company in accordance with the timing and other provisions of the preceding sentence or in the event that you revoke such release agreement prior to its effective date. Your Severance Payment shall be payable to you in a lump sum within 10 days following the effective date of the release agreement and in any event no later than the end of the second calendar year following the calendar year of your termination of employment. For purposes of this offer letter, a termination of employment is intended to mean a termination of employment which constitutes a ‘separation from service’ under Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), or any successor provision.”

2. By adding the following new paragraph at the end of the Offer Letter as a part thereof:

“This offer letter and the severance pay and other benefits provided hereunder are intended to qualify for an exemption from Code Section 409A, provided, however, that if this offer letter and the severance pay and other benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this offer letter to the contrary, this offer letter shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this offer letter so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this offer letter will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this offer letter, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

RadiSys Corporation

By:	/s/ Christian Lepiane

Its:	Vice President, Worldwide Sales

Christian Lepiane